EXHIBIT 2.3
AMENDMENT AGREEMENT
THIS AMENDMENT AGREEMENT (this “Agreement”), dated April 26, 2011, is made and entered into by and between Home Inns & Hotels Management, Inc., an exempted Cayman Islands company (the “Company”), and The Bank of New York Mellon, as trustee (the “Trustee”).
RECITALS
WHEREAS, the Company and the Trustee are party to that certain Indenture, dated December 21, 2010 (the “Original Indenture”) in connection with the 2.00% Convertible Senior Notes due December 15, 2010;
WHEREAS, pursuant to Section 10.01(f) of the Original Indenture, the Company and the Trustee may amend or supplement the Original Indenture or the Securities without notice to, or consent of, any Holder to cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the Original Indenture, so long as such modification or amendment does not adversely affect the interests of the Holders of the Securities in any material respect as evidenced by an Officer’s Certificate; provided that any such modification or amendment made solely to conform the provisions of the Original Indenture to the section of the Final Offering Memorandum captioned “Description of the Notes” shall be deemed not to adversely affect the interests of the Holders;
WHEREAS, pursuant to Section 10.01(g) of the Original Indenture, the Company and the Trustee may amend or supplement the Original Indenture or the Securities without notice to, or consent of, any Holder to make any provision with respect to matters or questions arising under this Indenture that the Company may deem necessary or desirable and that shall not be inconsistent with provisions of the Original Indenture; provided that such change or modification does not adversely affect the interests of the Holders of the Securities in any material respect as evidenced by an Officer’s Certificate; provided, further, that any amendment made solely to conform the provisions of the Indenture to the section of the Final Offering Memorandum captioned “Description of the Notes” shall be deemed not to adversely affect the interests of the Holders;
WHEREAS, the Company has provided the Trustee with the Officer’s Certificate described in these recitals; and
WHEREAS, all conditions precedent to the execution of this Agreement have been complied with.
NOW, THEREFORE, the Parties agree as follows:
Section 1.1 Capitalized terms used but not defined herein have the meaning set forth in the Original Indenture. Unless otherwise specified, section references refer to the Original Indenture.

Section 1.2 The Original Indenture is hereby amended as follows:
(a) The following definition is added to Section 1.01: ““ADS Depositary” means The Bank of New York Mellon, as Depositary under the Deposit Agreement.”
(b) The definition of “Depositary” in Section 1.01 is deleted and replaced with the following: ““Depositary” means DTC, Euroclear, or Clearstream, and their nominees and successors, acting as depositary of the Securities.”
(c) The definition of “Global Security” is deleted and replaced with the following: ““Global Security” means a Rule 144A Global Security or International Global Security, and any permanent Security that does not bear a Restricted Securities Legend as described in Section 2.14(e) or 2.14(h).”
(d) At the end of Section 2.01, the following language is added: “The Securities will not be redeemable prior to the Maturity Date.”
(e) In Section 2.03(a), the following language is deleted: “(together with the Rule 144A Global Security, “Global Securities”)”.
(f) Paragraph (3) in the definition of “Fundamental Change” in Section 4.01(a) is deleted and replaced with the following: “(3) the ADSs, the Ordinary Shares represented by the ADSs, or other common equity interests (or depositary receipts or other certificates representing common equity interests) into which the Securities are then convertible, ceases to be listed on a U.S. national securities exchange; or”.
(g) In Section 4.01(a), following the definition of “Fundamental Change Company Notice,” (i) the paragraphs originally numbered (14) and (15) are renumbered as paragraphs (16) and (17), respectively, and (ii) the following two paragraphs are inserted following paragraph number (13):
“(14) that a Holder must exercise its repurchase right by the Close of Business on the Business Day immediately preceding the Fundamental Change Repurchase Date;
(15) that a Holder has the right to withdraw any Securities tendered for repurchase prior to the Close of Business on the Business Day immediately preceding the Fundamental Change Repurchase Date;”.
(h) In Section 4.01(c):
(i) “Exhibit F” is deleted and replaced with “Exhibit G”;
(ii) “(i)” is deleted; and
(iii) “preceding the Fundamental Change Repurchase” is deleted and replaced with “preceding the Fundamental Change Repurchase Date”.

(i) In Section 4.02:
(i) after “Effect of Repurchase Notice; Withdrawal”, the following is inserted: “(a)”;
(ii) in the first paragraph, the following language is added at the end of the last sentence: “or unless the Company defaults in the payment of the applicable Repurchase Price”; and
(iii) at the beginning of the second paragraph, “(a)” is deleted and replaced with “(b)”.
(j) In Section 4.03:
(i) the following sentence is added at the end of the first paragraph: “If the Security is delivered subsequent to the Repurchase Date, then the Company shall make such deposit within two Business Days of the time of delivery of such Security to the Paying Agent.”; and
(ii) In the second paragraph, the words “on and after” are replaced with “immediately after”.
(k) In the first paragraph of Section 5.02, the reference to “Section 5.03(b)” is deleted and replaced with “Section 5.03(a)”.
(l) In the first sentence of each of Section 2.14(f)(ii), the first paragraph of Section 5.02(b), the second paragraph of Section 5.02(b), Section 5.03(b) and Section 5.05(c), “ADS” is added before each reference to “Depositary”.
(m) The following is added at the end of Section 5.02(b): “On conversion, the holders of notes will, to the extent they receive any ADSs upon conversion, also receive (to the same extent as other holders of the Company’s ADSs and in the manner described in the Deposit Agreement) any issuance or distribution of preferred shares, or any other securities or rights, made to the Company’s ordinary shareholders by the Company’s board of directors or the Company pursuant to the anti-takeover provisions in the Company’s articles of association, whether or not such securities or rights were issued or distributed prior to conversion. The Company will issue to the custodian under the Deposit Agreement written delivery instructions (if requested by the ADS Depositary or such custodian) for such ADSs, and any other information or documentation required by the ADS Depositary or the custodian under the Deposit Agreement in connection with each issue of Ordinary Shares and delivery of ADSs.”
(n) In Section 5.02(d), “provisions of Section 4.02(b)” is deleted and replaced with “provisions of Section 4.02(b) or unless the Company has defaulted in the payment of the applicable Repurchase Price”.
(o) In Section 5.03(a), the following is inserted after “(ii)”: “if the Securities are surrendered for conversion prior to a scheduled Repurchase Date that is after a Record Date and on or prior to the corresponding Interest Payment Date; (iii)”.

(p) In Section 5.06(b),
(i) in the first paragraph, following “Ordinary Shares”, the following language is inserted: “(directly or in the form of ADSs),”;
(ii) in the definition of “Y”,
(1) “rights or warrants divided by the quotients” is deleted and replaced with “rights, warrants, or options divided by the quotients”; and
(2) “divided by the number” is deleted and replaced with “divided by (b) the number”.
(q) In Section 5.06(c), “OS0” is deleted and replaced with “SP0” and “SPO0” is deleted and replaced with “SP0”.
(r) In Section 5.06(f), after “shall be made” the following language is inserted “(other than as a result of an adjustment pursuant to Section 5.06(a)”.
(s) In Section 5.07(b),
(i) after “(3) upon the issuance of any Ordinary Shares” the following language is added “directly or in the form of ADSs”; and
(ii) after “exchangeable or convertible security” the following language is added: “not described in the preceding clause (2) and”.
(t) In Section 5.12,
(i) “would be entitled to receive Ordinary Shares” is deleted and replaced with “would be entitled to receive ordinary shares”;
(ii) “the kind and amount of Ordinary Shares” is deleted and replaced with “the kind and amount of ordinary shares”; and
(iii) “that a holder of a number of ADSs” is deleted and replaced with “that a holder of a number of Ordinary Shares (directly or in the form of ADSs)”.
(u) In Section 7.01(a), before “the United States”, the following language is inserted: “the Cayman Islands, the British Virgin Islands, Bermuda,”
(v) In Section 7.01(c), following “each stating”, the following language is inserted: “to the reasonable satisfaction of the Trustee”.
(w) In Section 8.01(b), following “Registration Rights Agreement)”, the following is added: ”)”.

(x) In the third paragraph of Section 8.02,
(i) The following language is inserted after “obtained by the Trustee if”: “(i) the Company has paid (or deposited with the Trustee a sum sufficient to pay) (1) all overdue interest on all notes; (2) the principal amount of any notes that have become due otherwise than by such declaration of acceleration; (3) to the extent that payment of such interest is lawful, interest upon overdue interest; and (4) all sums paid or advanced by the Trustee under the Indenture and the properly incurred fees, expenses, disbursements and advances of the Trustee, its agents and counsel; (ii) rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (iii)”; and
(ii) After “become due solely by such declaration of acceleration,” the following language is inserted: “a default with respect to the Company’s obligations to convert the Securities, a default arising from a failure by the Company to repurchase any Securities when required under this Indenture, or any default that cannot be amended without the consent of each affected Holder,”
(y) In the fourth paragraph of Section 8.02, after “(which notice shall include a statement as to the date from which Additional Interest is payable).” the following language is added: “Upon failure of the Company to timely give such notice or pay Additional Interest as required following such notice, the Securities will be subject to acceleration as provided above.”
(z) In Exhibit F, “each representing one Ordinary Share” is deleted and replaced with “each representing two Ordinary Shares”, and “$0.01” is deleted and replaced with “$0.005”.
Section 1.3 The Company undertakes to the Trustee, so far as permitted by applicable law, at all times to execute all such further documents and do such further acts and things as may be necessary at any time or times in the opinion of the Trustee to give effect to the provisions of this Amendment Agreement.
Section 1.4 The Company covenants and agrees to pay to the Trustee, and the Trustee shall be entitled to, such compensation (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust), as the Company, and the Trustee may from time to time agree in writing (including the Trustee’s properly incurred fees, costs and expenses), for all services rendered by it in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties hereunder of the Trustee, and, except as otherwise expressly provided herein, the Company will pay or reimburse the Trustee upon its request for all properly incurred out-of-pocket expenses, disbursements and advances made by the Trustee in accordance with any of the provisions of this Agreement (including the compensation and the properly incurred expenses and disbursements of its agents, counsel and of all Persons not regularly in its employ) except any such expense, disbursement or advance as may arise from its gross negligence, willful misconduct or fraud. The Company also covenants to indemnify the Trustee (and its officers, agents, directors and employees) for, and to hold it harmless against, any loss, damage, claim, liability or expense (including taxes) incurred without gross negligence, willful misconduct or fraud on the part of the Trustee and arising out of or in connection with the acceptance or administration of this trust, including the costs and expenses of defending itself against any claim (including any claim asserted by the Company) of liability. The Trustee shall notify the Company promptly of any claim asserted against the Trustee for which it may seek indemnity; provided that the failure of the Trustee to so notify the Company shall not relieve the Company of its indemnifications obligations hereunder.
Section 1.5. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date and year first above written.

HOME INNS & HOTELS MANAGEMENT INC.
By:	/s/ Huiping Yan
	Name:	Huiping Yan
	Title:	Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee
By:	/s/ Carlos Lam
	Name:	CARLOS LAM
	Title:	VICE PRESIDENT